UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2017 (November 17, 2017)

Humana Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-5975	61-0647538
(Commission File Number)	(IRS Employer Identification No.)

500 West Main Street, Louisville, KY	40202
(Address of Principal Executive Offices)	(Zip Code)

502-580-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements for Certain Officers

Following a review of the Company’s executive compensation program and policies, on November 17, 2017, the Organization & Compensation Committee of Humana Inc. (the “Company”) adopted the Humana Inc. Change in Control Policy (the “CIC Policy”), and the Humana Inc. Executive Severance Policy (the “Severance Policy”), in each case effective as of January 1, 2018.

The CIC Policy applies to certain eligible employees, including the Company’s Named Executive Officers (other than the Company’s Chief Executive Officer), provided that employees with separate agreements or arrangements that provide for payments and/or benefits upon a Change in Control (other than equity related agreements or arrangements) shall not be considered eligible employees until such separate agreements or arrangements are no longer in force. The CIC Policy provides for certain benefits in the event that the eligible employee’s employment is terminated by the Company without Cause or by the eligible employee with Good Reason in each case within twenty-four months following a Change in Control, or by the Company without Cause under certain circumstances prior to a Change in Control (all terms are as defined in the CIC Policy). Under the CIC Policy, eligible employees would be entitled to receive severance pay in a lump sum which is generally determined by multiplying the sum of each individual’s annual base salary, and the target incentive compensation payable to him or her, by a specified multiple ranging from 1.5 to two times. In addition, for a specified severance period, these individuals would be entitled to receive all life insurance, health insurance, dental insurance, accidental death and dismemberment insurance and disability insurance under plans and programs in which such individual participated immediately prior to the date of termination. In consideration for the rights and benefits provided by the CIC Policy, eligible employees will be required to enter into a written agreement that would forbid him or her from competing with the Company for a specified period ranging from eighteen months to two years following termination of employment (depending on the applicable multiple).

The Severance Policy, when effective, supersedes and replaces any existing arrangements or policies covering related matters for eligible employees, including the Company’s Named Executive Officers (other than the Company’s Chief Executive Officer). Under the Severance Policy, an eligible employee involuntarily terminated for reasons not meeting the definition of Cause (as defined in the Severance Policy) will receive continued salary payments with respect to a defined severance period (ranging from six to eighteen months), and remain eligible to receive prorated incentive compensation to be paid at the normal time after year end, provided plan targets and other plan provisions were met. In addition, eligible employees would continue to receive medical and dental coverage under the Company’s health care plan for the duration of the applicable severance period. In consideration for the rights and benefits provided by the Severance Policy, eligible employees will be required to enter into a written agreement that would forbid him or her from competing with the Company for a period ranging from twelve to eighteen months following termination of employment.

The foregoing descriptions are summaries of the material terms of each policy, do not purport to be complete, and are qualified in their entirety by reference to the CIC Policy and the Severance Policy, as applicable, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Humana Inc. Change in Control Policy

10.2	Humana Inc. Executive Severance Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY: /s/ Cynthia H. Zipperle
Cynthia H. Zipperle
Vice President, Chief Accounting Officer and Controller

Dated: November 22, 2017